UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549


SCHEDULE 13G


(Under the Securities Exchange Act of 1934)
(Amendment No. 6)*

Alltrista Corp.
------------------------------
(Name of Issuer)

COMMON STOCK
------------------------------------
(Title of Class of Securities)

020040101
-----------------------
(Cusip Number)

DECEMBER 31, 1999
___________________________________
(Date of event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

[X]  Rule 13d-1    (b)
[ ]  Rule 13d-1    (c)
[ ]  Rule 13d-1    (d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing of this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes.)

[Continued on the following page(s)]
Page 1 of 4 Pages



CUSIP No.	020040101				Page 2 of 4 Pages

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1.	Name of reporting person
	 S.S. or I.R.S. identification no. of above person

	David L. Babson and Company Incorporated
	04-1054788
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2.	Check the appropriate box if a member of a group*s
	(a)(   )
	(b)( X )
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3.	SEC use only

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4.	Citizenship or place of organization
	Massachusetts

 ----------------------------------------------------------------

Number of beneficially owned by each reporting person with:

5.  Sole Voting Power
333,850.00
______________________

6.  Shared Voting Power

0
__________________________

7.  Sole Dispositive Power

333,850.00
_____________________________

8.	Shared Dispositive Power
	    0
---------------------------------------------------------------
9.	Aggregate amount beneficially owned by each reporting person
      333,850.00
 	----------------------------------------------------------------
10.	Check if the aggregate amount in row (9) excludes certain shares*

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11.	Percent of class represented by amount in row 9
	4.94%
----------------------------------------------------------------
12.	Type of Reporting person
	IA


Page 3 of 4 Pages 					Cusip #:020040101

SCHEDULE 13G

ITEM 1(A):  NAME OF ISSUER:

	Alltrista Corp.

1(B):  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

	5875 Castle Creek Parkway
	North Drive, Suite 440
 Indianapolis, Indiana  46250-4330

ITEM 2(A):  NAME OF PERSON FILING:

	David L. Babson and Company Incorporated ("DLB")

ITEM 2(B):  ADDRESS OF PRINCIPAL BUSINESS OFFICE:

	One Memorial Drive
	Cambridge, Massachusetts  02142-1300

ITEM 2(C):  CITIZENSHIP:

	See Item 4 of Cover Page

ITEM 2(D):  TITLE OF CLASS OF SECURITIES:

	See Cover Page

ITEM 2(E):  CUSIP NUMBER:

	See Cover Page

ITEM 3:  TYPE OF REPORTING PERSON:

If this statement is filed pursuant to sections 240.13d-1 (b) or 240.13d-2 (b) or (c), check whether the filing person is a:

(e) [x]  An investment adviser in accordance with
         Section 240.13d-1 (b) (1) (ii) (E)

ITEM 4:  OWNERSHIP:

(a)	AMOUNT BENEFICIALLY OWNED:  DLB, in its capacity as investment
	adviser, may be deemed the beneficial owner of 333,850 shares of common stock of the Issuer which are owned by numerous investment counselling clients.

(b)	PERCENT OF CLASS: 4.94%

(c)	For information on voting and dispositive power with respect to the
	above listed shares, see Items 5 - 8 of Cover Page.


Page 4 of 4 Pages						Cusip #:020040101


ITEM 5:  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following: [X]

ITEM 6:  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7: IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING
COMPANY:

Not Applicable

ITEM 8:  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9:  NOTICE OF DISSOLUTION OF GROUP:

Not Applicable

ITEM 10:  CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

		Date: January 25, 2000
		Signature:  --//John E. Deitelbaum//--
		Name/Title:  JOHN E. DEITELBAUM
		COUNSEL